UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934
______________________________

TERRA NOVA FINANCIAL GROUP, INC.
(Exact name of Registrant as Specified in Its Charter)

Illinois (State of Jurisdiction of Incorporation orOrganization)	75-2375969 (I.R.S. EmployerIdentification No.)

100 S. Wacker Drive, Suite 1550 Chicago, Illinois (Address of principal executive offices)	60606 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered None	Name of each exchange on which each class is to be registered None

            If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☐
            If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☒:
            Securities Act registration statement file number to which form relates: ___________________ (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value
(title of class)

None
(Title of Class)

Explanatory Statement

            This Amendment to the Form 8-A of Terra Nova Financial Group, Inc., an Illinois corporation (the "Registrant"), is being filed by the Registrant, the successor registrant to Terra Nova Financial Group, Inc., a Texas corporation (the "Texas Company"), as a result of the reincorporation merger (the "Reincorporation") that became effective on June 20, 2008 (the "Effective Date"). Pursuant to the Reincorporation Agreement and Plan of Merger (the "Merger Agreement") between the Registrant and the Texas Company, the Texas Company merged with and into the Registrant, for the purpose of changing the Registrant's state of incorporation from Texas to Illinois.

            The Reincorporation was accomplished pursuant to the Merger Agreement which was approved by the stockholders of the Registrant at the Annual Stockholders meeting on May 23, 2008. As a result of the Reincorporation and on the Effective Date, each share of common stock, $0.01 par value, of the Texas Company prior to the Reincorporation was converted into one share of common stock, $0.01 par value, of the Registrant. The Registrant's common stock, $0.01 par value, continues to trade on the OTC Bulletin Board under the ticker symbol "TNFG".

            This Amendment is being filed to update in its entirety the description of the Company's Common Stock, $0.01 par value.

Item 1.   Description of Registrant's Securities to be Registered.

Common Stock

            The securities to be registered consist of shares of the Registrant's Common Stock, $0.01 par value (the "Common Stock"). The Registrant is authorized to issue 150,000,000 shares of Common Stock and is also authorized to issue 5,000,000 shares of preferred stock, $10.00 par value. No preferred stock is currently outstanding.

            The Common Stock may be divided into additional classes. The terms of a class, including all rights and preferences, shall be as specified in the resolution or resolutions adopted by the board of directors of the Registrant (the "Board of Directors") designating such class.

            Except as otherwise provided in any resolution or resolutions adopted by the Board of Directors providing for the issuance of a class of Common Stock, the Common Stock shall (a) have the exclusive voting power of the Registrant; (b) entitle the holders thereof to one vote per share at all meetings of the stockholders of the Registrant; (c) entitle the holders to share ratably, without preference over any other shares of the Registrant in all assets of the Registrant in the event of any dissolution, liquidation or winding up of the Registrant; and (d) entitle the record holders thereof on such record dates as are determined, from time to time, by the Board of Directors to receive such dividends, if any, if, as and when declared by the Board of Directors.

            The Common Stock does not have cumulative voting rights. Shareholders do not have any preemptive rights to purchase shares of the Registrant. When a quorum is present at a meeting of shareholders, the vote of the holders of a majority of all the shares present, whether in person or by proxy, shall be required for the election of any director.

Possible Anti-Takeover Provisions

            The Registrant's Bylaws and Articles of Incorporation (the "Articles") provide that special meetings of shareholders may be called by shareholders only if the holders of at least 66 2/3% of the Common Stock join in such action. The Bylaws and the Articles also provide that shareholders desiring to nominate a person for election to the Board of Directors must submit their nominations to the Registrant at least 60 days in advance of the date on which the last annual shareholders' meeting was held, and provide that the number of directors to be elected (within the minimum-maximum range of 3 to 7 set forth in the Articles and Bylaws) shall be determined by the Board of Directors or by the holders of at least 66 2/3% of the Common Stock. While these provisions of the Articles and Bylaws have been established to provide a more cost-efficient method of calling special meetings of shareholders and a more orderly and complete presentation and consideration of shareholder nominations, they could have the effect of discouraging certain shareholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose shareholder nominees or hostile actions by shareholders. The affirmative vote of holders of at least 66 2/3% of the Common Stock is necessary to amend, alter or adopt any provision inconsistent with, or to repeal any of these provisions.

Item 2.   Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation of Terra Nova Financial Group, Inc. (Incorporated by reference to Exhibit No. 3.01 on the Registrant's Current Report on Form 8-K filed on June 10, 2008 and incorporated herein by reference.)

3.2	Bylaws of Terra Nova Financial Group, Inc. (Incorporated by reference to Exhibit No. 3.02 on the Registrant's Current Report on Form 8-K filed on June 10, 2008 and incorporated herein by reference.)

3.3	Form of Specimen Certificate of Common Stock of Terra Nova Financial Group, Inc.

SIGNATURE
            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TERRA NOVA FINANCIAL GROUP, INC. (Registrant)

By: /s/ Michael G. Nolan
Name: Michael G. Nolan Title: President and Chief Executive Officer Date: December 3, 2008

EXHIBIT INDEX
For Terra Nova Financial Group Inc. Form 8-A/A

Exhibit No.	Description

3.1	Articles of Incorporation of Terra Nova Financial Group, Inc. (Incorporated by reference to Exhibit No. 3.01 on the Registrant's Current Report on Form 8-K filed on June 10, 2008 and incorporated herein by reference.)

3.2	Bylaws of Terra Nova Financial Group, Inc. (Incorporated by reference to Exhibit No. 3.02 on the Registrant's Current Report on Form 8-K filed on June 10, 2008 and incorporated herein by reference.)

3.3	Form of Specimen Certificate of Common Stock of Terra Nova Financial Group, Inc.